Exhibit 99.1

Innovaro Prices $3.8 Million Registered Direct Offering

Tampa, FL – (Business Wire) – July 8, 2010 – UTEK Corporation, doing business as Innovaro (NYSE Amex: INV), announced today that it entered into a definitive securities purchase agreement with three institutional investors pursuant to which it agreed to issue to the investors in a registered offering 1,481,481 shares of its common stock priced at $2.565 per share along with Series A warrants to purchase up to 1,481,481 shares of common stock with an exercise price of $3.43 per share of common stock and Series B warrants to purchase up to 893,519 shares of common stock with an exercise price of $0.01 per share of common stock. The offering will raise gross proceeds to the Company of approximately $3.8 million before advisory fees and offering expenses.

The closing of the transaction is expected to occur on July 12, 2010, subject to the satisfaction of customary closing conditions.

The Company expects to use the net proceeds from the offering to continue its development of an innovation management platform, for general corporate purposes and to effectuate strategic acquisitions of other companies in its business sector.

The shares of common stock and warrants were offered pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Additional information and details with respect to the offering will be included in a prospectus supplement that the Company will file with the SEC. The registration statement and prospectus supplement may be obtained from the SEC’s website at www.sec.gov or from the Company by contacting Investor Relations at (813) 754-4330. Raymond James & Associates, Inc. is acting as the Company’s advisor in connection with the transaction.

This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful.

About Innovaro

UTEK Corporation, doing business as Innovaro, is a comprehensive end-to-end innovation solution provider. With fully scalable solutions, whether for a global 1000 company or small R&D lab or university scientist, we help our clients create breakthrough innovation, realize latent value in their IP and accelerate their innovations to market. Leading companies trust us to create profitable growth, new revenue streams, enduring capabilities and lasting value through innovation. For more information about us, please visit our website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward looking statements and some of these factors are identified in the Company’s Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.